Exhibit 99.1

Cardinal Energy Group (CEGX) Settles Dispute With Concho Oilfield Services, LLC

Concho to Repair Cardinal’s Prolific Well on Its Dawson-Conway Lease

Abilene, TX, June 30, 2015—Cardinal Energy Group, Inc. (OTCQB: CEGX) (“Company”) is pleased to announce that the attorneys for Concho Oilfield Services, LLC and Hudson Petroleum, Ltd., Co., have asked the court to dismiss their claims against the Company with prejudice. The motions filed with the Texas District Court for Shackelford County discharges Cardinal of its obligations pursuant to the March 10, 2015 Joint Settlement Agreement. The amicable settlement of the suit requires Concho Oilfield Services to repair CEGX’s No. 5B well on the Dawson-Conway 195B lease.

Timothy Crawford, CEO of the Company, comments, “This is good news on several fronts. First, the $100,000 payment cleans up our balance sheet by removing the obligation we accrued at December 31, 2014 in keeping with generally accepted accounting principles. Second, our payment and the motion filed with the court set the stage for Concho to begin the work necessary to repair the #5B well and get it producing again on our Dawson-Conway lease. That 195B #5B well was one of our best producers on the Dawson-Conway Lease, before Concho performed work on the well in February of 2014. Returning it to production is a critical first step in the Company’s efforts to fully monetize this property.”

More information on CEGX is available at www.cegx.us.

About Cardinal Energy Group, Inc.

Cardinal Energy Group, Inc. is an environmentally responsible energy company principally engaged in the acquisition, development and production of crude oil and natural gas. Cardinal’s strategy is to increase reserves and production through the exploitation of oil and natural gas properties with high emphasis on known formations with significant proven reserves remaining that can be produced economically. The company’s properties and development efforts are located in Central Texas. More information on Cardinal Energy Group, Inc. is available at www.cegx.us.

Forward Looking Statements

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Cardinal Energy Group, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “believes” and “projects”) may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. These statements include, but are not limited to, our beliefs concerning our ability to increase the rate of oil and gas production, and the expected demand, pricing and operating results for our oil and gas operations.

Contact:

JP Fortune Group

949-218-4020